CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       GLOBAL PHARMACEUTICAL CORPORATION

                                    * * * * *

     GLOBAL PHARMACEUTICAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (hereinafter called the "Corporation") DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation (the "Board"), at a duly called meeting of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

     RESOLVED, that Paragraph FIRST of the Restated Certificate of Incorporation of the Corporation be amended by striking paragraph FIRST in its entirety and replacing therefor:

     "FIRST: The name of the corporation is IMPAX LABORATORIES, INC. (hereinafter called the "Corporation")."

     RESOLVED, that subparagraph (a) of paragraph FOURTH of the Restated Certificate of Incorporation of the Corporation be amended by striking Subparagraph (a) in its entirety and replacing therefor:

          "(a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Fifty-two Million (52,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock"), and (ii) Two Million (2,000,000) shares of designated preferred stock, $.01 par value per share (the "Preferred Stock")."

     SECOND: The Certificate of Amendment of Restated Certficate of Incorporation herein certified was duly adopted by vote of the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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     IN WITNESS WHEREOF, the undersigned has caused this Certificate of
Amendment of Restated Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.


Dated: December 14, 1999


By: Barry R. Edwards
    -------------------------------
    Barry R. Edwards, President and
      Chief Executive Officer